UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2019

NantHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37792	27-3019889
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9920 Jefferson Blvd
Culver City, California 90232
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (310) 883-1300

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2019, the compensation committee of the board of directors of NantHealth, Inc., or the Company, approved the payment of an annual cash bonus of $157,500.07 to Ron Louks, COO, for the year ending December 31, 2018, or Fiscal 2018. In its determination of this cash bonus amount, the compensation committee reviewed the attainment, or partial attainment, of the goals and objectives that had been established for Mr. Louks for Fiscal 2018 which consisted of organizational and financial goals, individual goals, plus a discretionary amount.
On March 28, 2019, the committee also adopted and approved the payment of a cash bonus of $36,250 to Bob Petrou for joining the Company in late 2018 and assisting the Company in its financial reporting and plans since that time. In addition, the committee determined to cease its search for a CFO to replace Mr. Petrou, that Mr. Petrou will serve as the permanent CFO for the Company upon completion of necessary immigration/VISA procedures and, pending such completion, Mr. Petrou will continue to serve as its Interim Principal Accounting Officer/Interim CFO. The committee also adopted and approved an increase to the base salary of Mr. Petrou to $335,000 per year, effective as of March 28, 2019, with a potential cash bonus of up to 50% of his base salary for the year ending December 31, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NantHealth, Inc.

By: /s/ Patrick Soon-Shiong
Patrick Soon-Shiong Chief Executive Officer

Date:	April 2, 2019